EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Construction Partners, Inc.

(Exact Name as Specified in its Charter)

Table 1 - Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity(3)	Class A Common Stock, par value $0.001 per share	Other (2)	1,100,000	$54.22	$59,636,500	0.0001476	$8,802.35

Total Offering Amounts				—	$59,636,500	—	$8,802.35

Total Fee Offsets				—	—	—	$8,802.35

Net Fee Due				—	—	—	$0.00

(1)

This Registration Statement on Form S-8 (the “Registration Statement”) covers (i) shares of Class A common stock, $0.001 par value per share (“Common Stock”), of Construction Partners, Inc. (the “Registrant”) authorized for issuance under the Construction Partners, Inc. 2018 Equity Incentive Plan (as amended, the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for a share of Common Stock on The Nasdaq Global Select Market on June 11, 2024.

(3)

Represents shares of the Registrant’s Common Stock issuable under the Plan, including shares of Common Stock that may become available for issuance under the Plan upon the forfeiture, cancellation, expiration or termination of awards under the Plan.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims (1)	Construction Partners, Inc.	S-3	333-232555	July 3, 2019	—	$8,802.35	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	(1)	$250,000,000	—

Fee Offset Sources (2)	Construction Partners, Inc.	S-3	333-232555	—	July 3, 2019	—	—	—	—	—	$8,802.35

(1)

The Registrant previously filed a Registration Statement on Form S-3 with the Securities and Exchange Commission on July 3, 2019 (File No. 333-232555) (the “Shelf Registration Statement”), which was declared effective on July 16, 2019, that registered an aggregate of $250,000,000 of an indeterminate amount of newly issued securities to be offered by the Registrant from time to time (the “Unsold Securities”). The Registrant hereby confirms that the offering of the Unsold Securities has been terminated.

(2)

The Registrant expects to offset the registration fee due hereunder by an amount of fees that was previously paid with respect to the Unsold Securities covered by the Shelf Registration Statement pursuant to Rule 457(p) under the Securities Act. The fee previously paid for the Unsold Securities covered by the Shelf Registration Statement was $30,300.00. Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the total registration fee due under this Registration Statement of $8,802.35 from the fees previously paid in connection with the Unsold Securities covered by the Shelf Registration Statement, with $18,422.52 remaining to be applied to future filings. Accordingly, no additional registration fee is being paid in connection with the filing of this Registration Statement.